As filed with the Securities and Exchange Commission on September 25, 2014

Registration No. 333-178680

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

MTR GAMING GROUP, INC.

(Exact name of issuer as specified in its charter)

Delaware	84-1103135
(State of incorporation)	(I.R.S. Employer Identification No.)

State Route 2 South, P.O. Box 356 Chester, West Virginia	26034
(Address of Principal Executive Offices)	(Zip Code)

MTR GAMING GROUP, INC. 2010 LONG TERM INCENTIVE PLAN

(Full title of plan)

Anthony Carano

Executive Vice President, General Counsel and Secretary

Eldorado Resorts, Inc.

100 West Liberty Street, Suite 1150

Reno, Nevada 89501

Telephone: (775) 328-0100

(Name, address and telephone number of agent for service)

Copies to:

Deborah J. Conrad, Esq.

Milbank, Tweed, Hadley & McCloy LLP

601 South Figueroa Street, 30th Floor

Los Angeles, California 90017

Telephone: (213) 892-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☒

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF COMMON STOCK

On December 21, 2011, MTR Gaming Group, Inc. (“MTR”) filed a registration statement on Form S-8 (No. 333-178680) (the “Registration Statement”) with the Securities and Exchange Commission, registering 3,297,041 shares of MTR’s common stock, par value $0.00001 per share (the “Common Stock”), under the MTR Gaming Group, Inc. 2010 Long Term Incentive Plan (herein, the “Incentive Plan”).

On September 19, 2014, pursuant to the terms of the Agreement and Plan of Merger, dated as of September 9, 2013, as amended, by and among MTR, Eclair Holdings Company, a wholly owned subsidiary of MTR (“ERI”), Ridgeline Acquisition Corp., a wholly owned subsidiary of ERI (“Merger Sub”), Eclair Acquisition Company, LLC, a wholly owned subsidiary of ERI, Eldorado HoldCo LLC, and Thomas Reeg, Robert Jones and Gary Carano, as the member representative thereunder, among other things, Merger Sub merged with and into MTR, and MTR became a wholly owned subsidiary of ERI (the “Merger”).  As a result of the Merger, the offerings pursuant to the Registration Statement have been terminated.  In accordance with an undertaking made by MTR in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Common Stock registered under the Registration Statement that remain unsold at the termination of the offerings, MTR hereby removes from registration the Common Stock registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chester, State of West Virginia, on the 25th day of September, 2014.

MTR GAMING GROUP, INC.

By:	/s/ Joseph L. Billhimer
Name: Joseph L. Billhimer
Title: President and Chief Operating Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Joseph L. Billhimer	President and Chief Operating Officer	September 25, 2014
Joseph L. Billhimer

/s/ Gary L. Carano	Director	September 25, 2014
Gary L. Carano

/s/ Thomas Reeg	Director	September 25, 2014
Thomas Reeg